EXHIBIT 10.21
AMENDMENT NO. 1 TO
SENIOR MANAGEMENT AGREEMENT
     THIS AMENDMENT NO. 1 TO SENIOR MANAGEMENT AGREEMENT (this “Amendment”), dated as of August 24, 2011 is made by and among Capella Holdings, Inc., a Delaware corporation (the “Company”), Capella Healthcare, Inc., a Delaware corporation (“Employer”), Michael Wiechart (“Executive”), and GTCR Fund VIII, L.P., a Delaware limited partnership (the “Majority Holder”).
RECITALS
     WHEREAS, the Company, Employer and Executive entered into a Senior Management Agreement, dated as of May 26, 2009 (the “Senior Management Agreement”), pursuant to which Executive acquired 600,000 shares of the Company’s Common Stock (the “Executive Securities”) through indebtedness in the principal amount of $1,590,000 (the “Executive Note”);
     WHEREAS, in order to induce Executive to enter into the Agreement and to retain his services, the Company agreed to provide an amount of deferred compensation to Executive that would be applied to the purchase of the Executive Securities, conditioned on the Executive continuing employment with the Employer through May 26, 2014, and this benefit was applied to reduce amounts payable under the Executive Note;
     WHEREAS, the Company and Executive have entered into a Redemption Agreement, dated August 24, 2011, by which the Company has redeemed 120,000 shares of the Executive Securities from Executive for a purchase price of $456,000 (the “Redemption”), which value shall be applied to the repayment of the amount due on the Executive Note; and
     WHEREAS, the Company, Employer, Executive and the Majority Holder desire to amend the Senior Management Agreement as set forth herein pursuant to Section 11(k) of the Senior Management Agreement to (i) revise the terms of the Executive’s acquisition of the Executive Securities, (ii) provide for the early repayment of the Executive Note, and (iii) continue the Executive’s obligations under the deferred compensation arrangement in a manner that does not result in the acceleration of Executive’s rights thereunder;
     NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound thereby, the parties agree as follows:
     1. The terms for Executive’s purchase of the Executive Securities described in Section 1 of the Senior Management Agreement are hereby modified as follows:
     (a) Executive will deliver cash to the Company in the amount of $448,785.33, which, together with the Redemption, represents repayment of principal due on the Executive Note in the amount of $766,632 and all interest due on the principal balance.
     (b) In exchange for the satisfaction of the obligations of Executive under the Executive Note in the amount of $823,368, Executive will continue to provide services under the Senior Management Agreement and will be subject to the obligations described in Section 2 below.
     (c) In consideration of the benefits to the Company under subsections (a) and (b) above and the Executive’s obligations described in Section 2 below, the Executive Note shall be considered fully repaid and Executive shall have no further obligation to the Company under the Executive Note.
     2. The parties acknowledge that, in the event Executive does not continue employment with Employer or a Subsidiary, Employer and the Company will suffer significant damages. Accordingly, in order to make the Employer and the Company whole, Executive will pay to the Company the amounts described in subsection (a) below in the event that Executive’s employment is terminated, unless such employment is terminated by Employer without Cause or as a result of Disability or death or Executive resigns for Good Reason.
     (a) Any amounts payable by Executive will be determined in accordance with the date of termination of employment, as specified below.
     (i) $823,368 in the event of termination prior to May 26, 2012.
     (ii) $548,912 in the event of termination on or after May 26, 2012 but prior to May 26, 2013.
     (iii) $274,456 in the event of termination on or after May 26, 2013 but prior to May 26, 2014.
     (iv) No payment is required in the event of termination on or after May 26, 2014.
     (b) In lieu of collecting damages due from Executive under this Section, the Company may reduce the purchase price of the Repurchase Option provided in Section 3 of the Senior Management Agreement by the amount payable in Section 2(a) above.
     (c) Notwithstanding the foregoing, upon the consummation of a Sale of the Company or a Public Offering, this Section 2 will no longer be effective and Executive will no longer be subject to the potential damage payments described in Section 2(a).
     3. Section 2(b) of the Senior Management Agreement is superseded by the following:
     (a) 120,000 shares of the Executive Securities shall be treated as Vested Common Stock, as provided under the terms of the Senior Management Agreement.
     (b) 360,000 shares of the Executive Securities shall continue to be Unvested Common Stock. These shares shall become Vested Common Stock in accordance with the following schedule, if as of each such date Executive is employed by the Company or any of its Subsidiaries:

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Shares of Common Stock Vested
May 26, 2012	120,000 shares
May 26, 2013	Additional 120,000 shares
May 26, 2014	Additional 120,000 shares
     4. The parties acknowledge that the lapse of the obligations described in Section 2 of this Amendment constitute nonqualified deferred compensation within the meaning of section 409A of the Internal Revenue Code and, accordingly, Executive hereby consents to any required tax withholdings on such amounts at the time that Executive recognizes such income.
     5. The defined terms in the Senior Management Agreement have the same meaning for purposes of this amendment, except where expressly provided otherwise.
     6. All other provisions of the Senior Management Agreement that are not expressly modified by this amendment shall remain in full force and effect.
[Execution page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Senior Management Agreement on this the 24th day of August, 2011 but to be effective May 31, 2011.

CAPELLA HOLDINGS, INC.
By:
	Name:	Daniel S. Slipkovich
	Its:	Chief Executive Officer

CAPELLA HEALTHCARE, INC.
By:
	Name:	Daniel S. Slipkovich
	Its:	Chief Executive Officer

MICHAEL WIECHART

Agreed and Accepted by: GTCR FUND VIII, L.P., as Majority Holder
By:	GTCR Partners VIII, L.P.
Its: General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its: General Partner

By:
Name:
Its:

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